Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Pulse Biosciences, Inc., a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 3, 2017

GENIUS INC.

By:	/s/ Ryan Flake
	Name:	Ryan Flake
	Title:	Chief Financial Officer

/s/ Robert W. Duggan

Robert W. Duggan